EXHIBIT 99.1
NEWS RELEASE
CONTACT: Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611
FOR IMMEDIATE RELEASE
WATSON PHARMACEUTICALS ANNOUNCES APPOINTMENT OF ANDREW L.
TURNER AS CHAIRMAN OF THE BOARD OF DIRECTORS
— Allen Chao, Ph.D., to Resign from the Board of Directors —
CORONA, Calif., May 12, 2008 — Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that following the Company’s Annual Stockholder meeting, Allen Chao, Ph.D., Founder and Chairman of the Board, informed the Company of his decision to resign, effective May 12, 2008, from his position as a member of the Board of Directors, in order to pursue other business activities. Dr. Chao was a co-founder of Watson in 1983 and served as the Company’s Chief Executive Officer from 1985 until September 2007.
     Andrew L. Turner, currently a Watson independent director, will succeed Dr. Chao as Non-Executive Chairman. Mr. Turner, age 61, has been a member of the Company’s Board since 1997. From 2003 until his appointment to the position of Chairman, he served as the chairman of the Company’s nominating and corporate governance committee, and from 1998 until his appointment to the position of Chairman, he served as a member of the Company’s audit committee. He is Chairman of the Board of EnduraCare Therapy Management, Inc., a provider of rehabilitation and therapy management services, a company founded by Mr. Turner in 2000. He is also a director of the The Sports Club Company, Inc., and Streamline Health Solutions, Inc.
     Paul Bisaro, Watson’s President and Chief Executive Officer, noted, “Allen Chao possessed the vision to found this Company nearly 25 years ago, and he has worked diligently and energetically to build Watson into the company that it is today. I know I will continue to call on Allen for advice and counsel as Watson continues on the path of success he began 25 years ago. We thank him for his leadership and wish him well in his future endeavors.”

     “It is an honor to have been selected by the Board to succeed Allen. His spirit and loyal guidance have helped to make Watson the company that it is today,” said Andrew Turner. “I look forward to serving in my new capacity as Chairman, as we strive to build on the assets we have at Watson, increase value for shareholders, and ensure a rewarding workplace for our employees.”
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.
Forward-Looking Statement
Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2007.
# # #